Exhibit 10.1

AGREEMENT AND RELEASE

This Agreement and Release (Agreement) is dated March 21, 2006 (Today), and is between Judith E. Soltz (you) and CIGNA Corporation, a Delaware corporation (the Company).

You and the Company intend to be legally bound by the Agreement, and are entering into it in reliance on the promises made to each other in the Agreement. Under the Agreement, your employment will end, and you and the Company agree to settle all issues concerning your employment and termination of employment. The Company will pay you certain benefits described in this agreement. In turn, you are releasing legal claims against the Company.

1.      Your Retirement Date. Your employment with Company will end upon your retirement on June 30, 2006 (the Retirement Date). Your responsibilities as CIGNA Corporation General Counsel will end April 28, 2006. From that date until your Retirement Date, you will remain available to assist in the transition of responsibilities to your successor. You agree to be available to consult with members of the Executive Management Team from July 1, 2006 through December 31, 2006.

2.  Pay and Benefits Until Retirement Date.

a.	From Today until your Retirement Date, the Company will pay you your current regular salary and you may continue to participate in the Company’s employee benefits programs.

b.
The Company will pay you a retainer equal to 50% of your current annual base salary for remaining available to provide, and for providing, consulting services to the CEO and Divisions heads through year-end 2006. The payment will be made in June 2006 and will be not be eligible earnings under any CIGNA benefits plan.

c.
If you die before the Company pays you all amounts due under paragraphs 2 and 3 of the Agreement, the remaining amounts (except for those described in paragraphs 3.c and 3.d) will be paid to your surviving spouse in a lump sum within 90 calendar days after the date of your death. (The amounts described in paragraph 3.c will be paid to your surviving spouse at the same time the payment would have been made to you, as described in paragraph 3.c. Plan benefits under paragraph 3.d will be payable under the terms of the applicable plan.) If you have no surviving spouse, the payment will be made to your estate. If you die before June 30, 2006, the date you die will automatically be your new Retirement Date.

3.  Pay and Benefits after Retirement Date.

a.
You may elect to continue your Company group health care coverage for up to 18 months after your Retirement Date under the provisions of COBRA. Or, you may elect coverage under the Company’s retiree health care plan to begin as early as July 1, 2006. You may convert certain group benefits coverages to individual coverages under the terms of the CIGNA Benefits program.

b.	You will receive a bonus payment equal to one third of your current annual bonus target for the 2006 performance year, payable by March 15, 2007.

c.
In January 2007, the Company will make a lump sum payment to you for a 12,222 of the Strategic Performance Units that have been awarded to you and will not be paid as of your Retirement Date. The number of Units is prorated based on the number of months that you were employed during each 36 month performance period. The Units will be paid at a value of $120 per Unit.

d.
Any benefits you may have earned under the CIGNA Deferred Compensation, Pension, Supplemental Pension, Basic Life, Transitional Life, Group Universal Life, 401(k) and other Plans will be payable to you under the provisions of those plans.

e.
On your Retirement Date you will forfeit the deferred stock units awarded to you in August 2003; however, in January 2007 the Company will make a lump sum payment to you equal to the number of forfeited deferred stock units multiplied by the average closing price of Company common stock as reported on the Composite tape for the 30-calendar-day period ending on your Retirement Date.

f.	In January 2007, you will receive a lump sum payment for the value of any Paid Time Off you earned but did not use in 2006 before your Retirement Date.

g.
Until your Retirement Date any options on Company stock (Options) that you hold will continue to vest under the terms of your applicable grant letter. You may exercise vested Options in accordance with the terms of the grants. As of your Retirement Date any unvested options will vest and expire on the originally stated expiration date, per the terms of the applicable plan and grant letter.

h.	Any shares of restricted Company stock that you hold on your Retirement Date will vest (i.e., restrictions will lapse) on your Retirement Date.

i.	The Company will provide you with a lump sum cash payment in the amount of $20,000 in January, 2007 for Executive Financial Services and reasonable tax preparation fees.

j.	Payments made under this Agreement will be reduced by any applicable tax withholding.

k.
You will receive no other money from the Company relating to your employment or the termination of your employment except as provided in this Agreement. Nothing shall prohibit you and the Company from entering into consulting or other agreements.

4.       Your Promises to the Company.

a.	Terms used in paragraph 4 are defined as follows:

(1)	“CIGNA” means the Company and any other subsidiaries or affiliates of the Company.

(2)
“Confidential Information” means any knowledge, information or materials belonging to CIGNA about its products, services, know-how, customers, business plans, or financial, marketing, pricing, compensation and other proprietary matters, whether or not subject to trademark, copyright, trade secret or other protection, that has been made known to you as a result of your Company employment.

b.
On or before your Retirement Date, you will return to CIGNA any CIGNA property that you now have (for example: identification card, access card, office keys, computer, company manuals, office equipment, records and files) and you will remain subject to CIGNA’s policies and procedures, including its Code of Ethics and Compliance until your Retirement Date.

c.
You agree that, other than in the good faith performance of your services to the Company before the Retirement Date, you will not disclose any Confidential Information to anyone other than CIGNA employees or use any Confidential Information for your benefit or the benefit of any other person, firm, operation or entity unrelated to CIGNA. After an item of Confidential Information has become public knowledge, you shall have no further obligation under this paragraph 4.c regarding that publicly known information so long as you were in no manner responsible, directly or indirectly, for permitting the information to become public knowledge without the Company’s consent.

d.	Until June 30, 2007, you will not, within any part of the United States or any other country where CIGNA currently conducts any health care business, solicit in any manner:

(1)
any of CIGNA’s employees, either to terminate employment with CIGNA or to become employed, as an employee or independent contractor, by you or by any business that you may become employed by, or affiliated in any way with, after leaving CIGNA; or

(2)
any of CIGNA’s customers to terminate their business arrangements with CIGNA, or to enter into any business arrangements with you or any business which you may become employed by, or affiliated in any way with, after leaving CIGNA, if such business arrangements would compete in any way with any health care business that CIGNA has conducted, or has been planning to conduct, during the 12-month period ending April 28, 2006.

e.
You agree that the duration, area and scope of activities restricted under paragraphs 4.c and 4.d are reasonable and necessary to protect the Company's legitimate business interests and that, if any court or arbitrator determines that paragraphs 4.c or 4.d or any part of them is unenforceable because of the duration, area or scope of activities restricted, then the court or arbitrator shall have the power to reduce the duration, area or scope to the maximum allowed by applicable law and, in its reduced form, the provision shall then be enforced and you will abide by the provision as altered.

f.	(1)
You shall be entitled to indemnification by the Company (and, if applicable, any other Company affiliate) to the fullest extent permitted or authorized by its (or their) by-laws against all expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred or sustained by you, in connection with any action, suit or proceeding, whether civil, criminal, administrative or investigative, to which you may be made a party (or are threatened to be made a party)(each a Proceeding), by reason of your having been an officer, employee or director of the Company or an officer, employee or director of any other Company affiliate (including service at the request of or on behalf of CIGNA as a director, officer, member, employee, consultant or agent of another corporation, limited liability corporation, partnership, joint venture, trust or other entity, including service with respect to employee benefit plans), whether or not the basis of such Proceeding is your alleged action in an official capacity while serving in such capacities, and such indemnification shall continue as to you even though you have ceased to be an officer, member, employee, consultant or agent of CIGNA or any other entity and shall inure to the benefit of your heirs, executors and administrators.

(2)
The Company or applicable affiliate shall advance to you all reasonable costs and expenses that you incur in connection with any Proceeding as provided under the by-laws of the Company or applicable affiliate after receipt by the Company of your written request for such advance. Such request shall include an undertaking by you to repay the amount of such advance if it shall ultimately be determined that you are not entitled to be indemnified against such costs and expense. The amount of such obligation to repay shall be limited to the after-tax amount of any such advance except to the extent you are able to offset such taxes incurred on the advance by the tax benefit, if any, attributable to a deduction for repayment.

(3)
Neither the failure of the Company or any Company affiliate (including their respective boards of directors, independent legal counsel or stockholders) to have made a determination prior to the commencement of any Proceeding concerning payment of amount claimed by you under paragraph 4.f(1) above that indemnification of you is proper because you have met the applicable standard of conduct, nor a determination by the Company or any Company or any Company affiliate (including their respective boards of directors, independent legal counsel or stockholders) that you have not met such applicable standard of conduct, shall create a presumption or inference that you have not met the applicable standard of conduct.

(4)
Nothing in this paragraph 4.f shall be construed as reducing or waiving any right to indemnification, or advancement of expenses, you would otherwise have under the by-laws of the Company or any affiliate or any rights you may have under any directors’ and officers’ liability policies maintained by the Company or any affiliates.

g.
You agree to make yourself available to the Company in connection with any legal proceedings relating to CIGNA in which you may have knowledge of potentially relevant facts because of your employment with the Company as an employee or consultant. With respect to such availability, after the term of any consulting arrangement between you and the Company expires, the Company agrees to accommodate reasonably your other personal and business commitments and to reimburse you for all reasonable expenses that you incur (including the costs of travel and meals) in connection with your making yourself available to it or its counsel to provide information or to testify. For the first ten days (not necessarily consecutive, and including partial days) that you spend in so providing information or testifying after the term of any consulting agreement between you and any CIGNA company expires, you shall not be compensated for such time. Thereafter, the Company shall pay you $750.00 for each day (or part of a day) as compensation for your time in providing information or testifying.

h.
From your Retirement Date until June 30, 2007, you agree that you will continue to clear all trades involving Company stock with the Corporate Secretary. In addition, from and after your Retirement Date, you agree not to sell more than 15,000 shares of Company common stock during any one day.

5.        Your Release of Claims.

a.
You agree that you will not file (or ask or allow anyone to file on your behalf), any charge, complaint, claim or lawsuit of any kind in connection with any claim released by this Agreement. This provision shall not apply, however, to any non-waivable charges or claims brought before any governmental agency. With respect to any such non-waivable claims, you agree to waive your right (if any) to any monetary or other recovery should any governmental agency or other third party pursue any claims on your behalf, either individually, or as part of any collective action. Nothing herein shall preclude any claim you may file alleging that your waiver of claims under the Age Discrimination in Employment Act of 1967 (ADEA) was not knowing or voluntary.

b.	You acknowledge full and complete satisfaction of, and release and discharge all Released Persons from, any Claims.

c.	You are giving this release for yourself as well as for your executors, administrators, heirs and assigns.

d.	“Released Persons” are the Company, its successors, parents, subsidiaries and affiliates, and all of their directors, officers, agents and employees.

e.
“Claims” are any and all claims, demands and causes of action of whatever kind, including any claims for attorneys fees that you now have, or at any time had, against any Released Persons, but only to the extent they arise out of or relate in any way to your employment or termination of employment with the Company and its affiliates. “Claims” includes things you may not even know about or suspect as well as any claims you may have under ADEA.

f.	“Claims” does not include (and you are not releasing):

(1)	any claims against the Company for promises it is making to you in this Agreement,

(2)
any claims for benefit payments to which the Plan Administrator determines you are entitled under the terms of any retirement, savings, or other employee benefit programs in which the Company participates (but your Release does cover any claims you may make for severance benefits and any claims for benefits beyond those provided under the terms of the applicable plan),

(3)	any claims covered by workers compensation laws, and

(4)	any claims that you did not knowingly and voluntarily waive Claims under ADEA.

6.        Confidentiality. The terms of this Agreement are confidential. You agree not to disclose in any way this Agreement or any of its terms to any person other than your spouse, lawyer or accountant.

7.         No Admission of Wrongdoing. Just because the Company is entering into this Agreement and paying you money, the Company is not admitting that it (or any Released Person) has done anything wrong or violated any law, rule, order, policy, procedure, or contract, express or implied, or otherwise incurred any liability.

8.         Applicable Law. This Agreement is being made in Pennsylvania. It will be interpreted, enforced and governed under the laws of Pennsylvania, but your eligibility for, or the amount of any, employee benefits shall be subject to the terms of the benefit plans and the provisions of the Employee Retirement Income Security Act of 1974, as amended (ERISA).

9.         Arbitration. Without in any way affecting the release in paragraph 5, any and all disagreements, disputes or claims listed below will be resolved exclusively by arbitration in the Philadelphia, Pennsylvania area. Arbitration will be conducted in accordance with the Employment Dispute Resolution Rules of the American Arbitration Association, as modified by Company. Copies of the Arbitration Policy and Rules and Procedures can be obtained from your Human Resources representative. A legal judgment based upon the Arbitrator’s award may be entered in any court having jurisdiction over the matter. You and the Company agree to arbitrate anything:

a.	related in any way to the validity of this Agreement or how it is interpreted or implemented (including the validity of your ADEA Waiver); or

b.
that involves your employment with Company or the termination of that employment, including any disputes arising under local, state or federal statues or common law (if for any reason your release and waiver under paragraph 5 is found to be unenforceable or inapplicable).

10.       Final and Entire Agreement. This Agreement is intended to be the complete, entire and final agreement between you and the Company. It fully replaces all earlier agreements or understandings; however, it does not replace the terms of any CIGNA stock or option grant you might have received or the terms of any employee benefit plan. Neither you nor the Company has relied upon any other statement, agreement or contract, written or oral, in deciding to enter into this Agreement. Any amendment to this Agreement must be in writing and signed by both you and the Company.

11.       Your Understanding. By signing this Agreement, you admit and agree that:

a.	You have read this Agreement.

b.	You understand it is legally binding, and you were advised to review it with a lawyer of your choice.

c.
You have had (or had the opportunity to take) 21 calendar days to discuss it with a lawyer of your choice before signing it and, if you sign it before the end of that period, you do so of your own free will and with the full knowledge that you could have taken the full period.

d.
You realize and understand that the release covers all claims, demands, and causes of action against the Company and any Released Persons, including those under ADEA, whether or not you know or suspect them to exist at the present time (but the release does not apply to claims described in paragraph 5.f).

e.	You understand the terms of this Agreement and that it is not part of an exit incentive or other employment termination program being offered to a group or class of employees.

f.	You are signing this Agreement voluntarily and with the full understanding of its consequences, and you have not been forced or coerced in any way.

12.       Revoking the Agreement. You have seven calendar days after the date you sign this Agreement to revoke and cancel it. To do that, a clear, written cancellation letter, signed by you, must be received by Charlene Parsons, CIGNA Corporation, 1650 Market Street OL54H, Philadelphia, PA, 19192 before 5:00 p.m. Eastern Time on the seventh calendar day following the date you sign this Agreement. The Agreement will have no force and effect until the end of that seventh day.

13.       If Legal Action Is Started. You understand and agree that the Company's main reason for entering into this Agreement is to avoid lawsuits and other litigation. Therefore, if any legal action covered by paragraph 5 or 9 (other than arbitration of a dispute described in paragraph 9.a or b or claims related to whether your release of ADEA claims was knowing and voluntary) is started by you (or by someone else on your behalf) against any Released Person, you agree to pay back to the Company within 30 days of the start of that legal action all the money you receive under sub-paragraphs 2. b and 3.b, c, e and i. You also agree to pay the Company any costs and attorneys' fees it incurs in that action. (If you claim that your release of ADEA claims was not knowing and voluntary, the Company reserves its right to recover from you its attorneys’ fees and/or costs in defending that claim, at the conclusion of that action.)

If in any legal action or arbitration the release in paragraph 5 is found to be unenforceable for any reason, then this Agreement shall be null and void from Today on, and any money paid or value delivered to you by the Company after Today under sub-paragraphs 2. b and 3.b, c, e and i and not previously returned to the Company will be treated as an overpayment. You will have to repay that overpayment to the Company with interest, compounded annually at the rate of 6%. However, the repayment provision in this paragraph does not apply to legal actions in which you claim that your release of ADEA claims was not knowing and voluntary.

This paragraph 13 does not apply to any thing of value given to you for which you actually performed services and by law you are entitled to receive.

14. This Agreement is not effective or binding on either party until fully signed by both parties. This Agreement will be binding on and inure to the benefit of any successors to the Company.

The persons named below have signed this Agreement on the dates shown below:

3/21/06	/s/ John M. Murabito
Date	John M. Murabito
on behalf of CIGNA Corporation

3/21/06	/s/ Judith E. Soltz
Date	Judith E. Soltz